As filed with the Securities and Exchange Commission on April 10, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under the Securities Act of 1933

             AMERICA FIRST APARTMENT INVESTORS, INC.

(Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation or organization)	47-0858301 (I.R.S. Employer Identification No.)
Suite 400, 1004 Farnam Street Omaha, Nebraska (Address of principal executive offices)	68102 (Zip code)

AMERICA FIRST APARTMENT INVESTORS, INC.

2002 Stock OPTION PLAN

(Full title of the plan)
Lisa Y. Roskens President & Chief Executive Officer America First Apartment Investors, Inc. Suite 400, 1004 Farnam Street Omaha, Nebraska 68102 (Name and address of agent for service)	(402) 444-1630 (Telephone number, including area code, of agent for service)

      Copies to:

Steven P. Amen

Kutak Rock LLP

1650 Farnam Street

Omaha, Nebraska 68102

(402) 346-6000

Calculation of Registration Fee

Title of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	750,000 shares	$ 8.73	$ 6,526,200	$ 528.62

(1) Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the registration fee. Options for a total of 40,000 shares of Common Stock have been issued pursuant to the Plan for a weighted-average exercise price of $8.73 per share. The exercise price for the remaining 710,000 options which may be granted under the Plan is not known at this time. Accordingly, the price per share for the remaining options is estimated to be $8.70 based on the average of the high $8.88 and low $ 8.52 sale prices for the Common Stock in the Nasdaq Stock Exchange on April 7, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed with the Securities and Exchange Commission by America First Apartment Investors, Inc. (the "Registrant") pursuant to Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

(a) the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 2002;

(b) the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

(c) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2002; and

(d) the description of the Registrant's Capital Stock contained in Amendment No. 4 to the Registrant's Registration Statement on Form S-4 (Registration No. 333-90690) filed with the Securities and Exchange Commission on September 20, 2002.

Each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Under the Maryland General Corporation Law (the "MGCL"), each of our directors will be required to perform his duties as a director in good faith, in a manner he believes to be in the best interests of the Registrant and with the care that an ordinary prudent person in a like position would use under similar circumstances. Acts or omissions of a director not amounting to a violation of this statutory standard may not be the basis for imposition of any liability of the director, either for legal or equitable relief.

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains a provision which eliminates such liability to the maximum extent permitted by the MGCL.

        Our Charter (i) requires us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors and officers, whether serving the Registrant or, at our request, any other entity and (ii) authorizes us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to other employees and agents, whether serving the Registrant or, at our request, any other entity.

        The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation, or in a suit claiming improper benefit, except for expenses ordered by a court. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

        To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, we have been advised that, in the opinion of the SEC, such provisions are contrary to public policy and therefore are not enforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

The following is a complete list of exhibits filed as part of this Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

Exhibit Number	Description
4(a)

Specimen of Certificate of the Registrant's Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-4 (Commission file No. 333-90690) dated June 18, 2002)

4(b)	The Registrant's 2002 Stock Option Plan (incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-4 (Commission file No. 333-90690) dated June 18, 2002)
5	Opinion of Kutak Rock LLP
23(a)	Consent of Kutak Rock LLP (contained in its opinion filed as Exhibit 5)
23(b)	Consent of KPMG LLP

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(a)(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) That, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant as described in Item 6 hereof or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on April 10, 2003.

AMERICA FIRST APARTMENT INVESTORS, INC.

By /s/ Lisa Y. Roskens

Lisa Y. Roskens,

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of April 10, 2003.

Signature	Title
/s/ Lisa Y. Roskens Lisa Y. Roskens	President and Chief Executive Officer (principal executive officer) and Director
/s/ Mark A. Hiatt Mark A. Hiatt	Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ Michael B. Yanney Michael B. Yanney	Director, Chairman of the Board
/s/ George V. Janzen George V. Janzen	Director
/s/ George H. Krauss George H. Krauss	Director
/s/ Steven W. Seline Steven W. Seline	Director
/s/ Gregor Medinger Gregor Medinger	Director
/s/ John Miller John Miller	Director

EXHIBIT INDEX

Exhibit Number	Description
4(a)

Specimen of Certificate of the Registrant's Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-4 (Commission file No. 333-90690) dated June 18, 2002)

4(b)	The Registrant's 2002 Stock Option Plan (incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-4 (Commission file No. 333-90690) dated June 18, 2002)
5	Opinion of Kutak Rock LLP
23(a)	Consent of Kutak Rock LLP (contained in its opinion filed as Exhibit 5)
23(b)	Consent of KPMG LLP